                                                                Exhibit 10.4











                          PREFERRED STOCK PURCHASE AGREEMENT

                                     by and among

                                    DENTALCO, INC.
                                   (the "Company")

                                         and

                  MORGAN STANLEY VENTURE CAPITAL FUND II ANNEX, L.P.
                     MORGAN STANLEY VENTURE INVESTORS ANNEX, L.P.
                              GROTECH PARTNERS IV, L.P.
                              GROTECH PARTNERS III, L.P.
                           GROTECH III COMPANION FUND, L.P.
                                         and
                         GROTECH III PENNSYLVANIA FUND, L.P.



                               Dated as of June 2, 1997

    THIS PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of June 2, 1997 by and among DENTALCO, INC., a Maryland corporation (formerly known as Mid-Atlantic Dental Associates, P.A. and Chambers & Goodwin, P.A., the "Company"), MORGAN STANLEY VENTURE CAPITAL FUND II ANNEX, L.P., MORGAN STANLEY VENTURE INVESTORS ANNEX, L.P., GROTECH PARTNERS IV, L.P., GROTECH PARTNERS III, L.P., GROTECH III COMPANION FUND, L.P. AND GROTECH III PENNSYLVANIA FUND, L.P. (each an "Initial Purchaser" and collectively the "Initial Purchasers").

    WHEREAS, as of the date hereof, the Company wishes to issue and sell to the Initial Purchasers an aggregate of 40,740 shares of its authorized but unissued 9% Class D Cumulative Convertible Preferred Stock, $0.0001 par value per share,(the "Convertible Preferred Stock" and 40,740 shares of its authorized but unissued 9% Class D Cumulative Redeemable Preferred Stock (the "Redeemable Preferred Stock") (collectively, the "Class D Preferred Stock"); and

    WHEREAS, certain of the Company's stockholders and members of the Company's management are (i) the sole shareholders of (a) MidAtlantic Dental Associates, P.A. ("MidAtlantic"), (b) V. Dale McElwee, D.D.S. & Associates, P.C. ("McElwee"), (c) Nathan Bell, D.D.S., P.A. ("Bell") (d) Raymond Garrison, D.D.S., P.A. ("Garrison") and (e) Nanston Dental Group, P.C. ("NDG"), and (ii) hold 99.99% of the outstanding equity securities of Ned Greenberg D.D.S. & Associates, P.C. ("Greenberg" and collectively with MidAtlantic, McElwee, Bell, Garrison and NDG, the "Affiliates" and each an "Affiliate"), each of which is affiliated with the Company through such common ownership and certain management agreements; and

    WHEREAS, each of the Initial Purchasers wishes to purchase certain of the shares of the Class D Preferred Stock on the terms and subject to the conditions set forth in this Agreement and may purchase or arrange for the purchase of additional shares of the Class D Preferred Stock;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

                                      ARTICLE I

                     PURCHASE AND SALE OF CLASS D PREFERRED STOCK

    SECTION 1.01. Initial Issuance, Sale and Delivery of Shares of the Class D Preferred Stock. (a) Subject to the terms and conditions of this Agreement, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser shall purchase from the Company, on the Initial Closing Date (as hereinafter defined), the number and type of shares of the Class D Preferred Stock set forth opposite such Purchaser's name in Schedule I hereto under the heading "Number of Shares of the Class D Preferred Stock" at the purchase price of $100 per share for an aggregate purchase price for all of the shares of the Class D Preferred Stock of $8,148,000. Half the number of shares of the Class D Preferred Stock to be purchased on the Initial Closing Date by each Initial Purchaser shall be shares of Convertible Preferred Stock and half shall be shares of Redeemable Preferred Stock. On the Initial Closing Date, the Company shall issue and deliver to each Initial Purchaser certificates in definitive form, registered in the name of such Purchaser, evidencing the shares of the Class D Preferred Stock issued and sold to such Purchaser hereunder on the Initial Closing Date.

         (b) As payment in full for the shares of the Class D Preferred Stock purchased by each Initial Purchaser hereunder on the Initial Closing Date, and against delivery thereof as aforesaid, on the Initial Closing Date each Initial Purchaser shall transfer to the account of the Company, by wire transfer, immediately available funds in the amount set forth opposite the name of such Purchaser on Schedule I under the heading "Aggregate Purchase Price" (it being understood that, nothwithstanding the foregoing, Grotech Partners IV, L.P. shall have the right, in lieu of transferring to the Company, in cash, $250,000 of the aggregate purchase price for the shares of the Class D Preferred Stock to be purchased by it at the Initial Closing, to apply the entire principal amount plus accrued but unpaid interest due and owing to it by the Company under the terms of that certain Promissory Note dated May 22, 1997 toward such purchase price at the Initial Closing by delivering such note to the Company at the Initial Closing marked "PAID IN FULL.")

    SECTION 1.02. Subsequent Issuance, Sale and Delivery of Shares of the Class D Preferred Stock. (a) The Initial Purchasers agree that each of them shall use reasonable efforts to identify and designate for the Company such other or additional parties who would be willing and able to purchase from the Company up to an additional 59,260 shares of the Class D Convertible Preferred Stock and an additional 59,260 shares of the Class D Redeemable Preferred Stock at the purchase price of $100 per share; it being understood and agreed that the Initial Purchasers shall have no liability to the Company to purchase any such shares if the Initial Purchasers shall be unable to identify and designate any such party.

         (b) Subject to the terms and conditions of this Agreement, the Company agrees that, if a Subsequent Purhcaser or Purchasers shall be designated by any of the Initital Purchaser, it shall sell to each of the parties designated by the Initial Purchasers pursuant to Section 1.02(a) above (each such party being referred to as a "Subsequent Purchaser") such number of shares of the Class D Preferred Stock as shall be agreed in writing between the Company and such Subsequent Purchaser. Each such sale will take place on the Subsequent Closing Date (as hereinafter defined) at the purchase price of $100 per share. Half the number of shares of the Class D Preferred Stock purchased on the Subsequent Closing Date by each Subsequent Purchaser shall be shares of Convertible Preferred Stock and half shall be shares of Redeemable Preferred Stock. On the Subsequent Closing Date, the Company shall issue and deliver to each Subsequent Purchaser, against payment in full therefor, certificates in definitive form, registered in the name of such Purchaser, evidencing the shares of the Class D Preferred Stock to be issued and sold to such Purchaser hereunder on the Subsequent Closing Date.

         (c) If a Subsequent Closing shall be scheduled, on or before the Subsequent Closing Date, each Subsequent Purchaser shall enter into a Stock Purchase Agreement Supplement with the Company in substantially the form of Exhibit A hereto and shall become a party to this Agreement with all rights and obligations of a "Purchaser" hereunder. The Company agrees that it shall enter into a Stock Purchase Agreement Supplement with each party designated by the Initial Purchasers pursuant to Section 1.02(a). Each Initial Purchaser shall be entitled to be a Subsequent Purchaser.

         (d) As payment in full for the shares of the Class D Preferred Stock to be purchased by each Subsequent Purchaser hereunder on the Subsequent Closing Date, and against delivery thereof as aforesaid, on the Subsequent Closing Date each Subsequent Purchaser shall transfer to the account of the Company, by wire transfer, immediately available funds in the amount of the aggregate purchase price set forth in the applicable Stock Purchase Agreement Supplement.

    SECTION 1.03. Closings. (a) The closing and sale of the shares to be sold to the Initial Purchasers pursuant to Section 1.01 (the "Initial Closing") shall take place at the offices of Miles & Stockbridge, 10 Light Street, Baltimore, Maryland, 21202, at 10:00 a.m. on June 4, 1997, or at such other location, date and time as may be agreed to by the Initial Purchasers and the Company (such date and time, the "Initial Closing Date").

         (b) The closing and sale of the shares to be sold to the Subsequent Purchasers pursuant to Section 1.02 (the "Subsequent Closing") shall take place at the offices of Miles & Stockbridge, 10 Light Street, Baltimore, Maryland, 21202, or at such other location, and at such date and time as shall be agreed to by the Subsequent Purchasers and the Company (such date and time, the "Subsequent Closing Date").

    SECTION 1.04. Purchasers. For purposes of this Agreement, each of the Initial Purchasers and each of the Subsequent Purchasers shall be deemed to be, and shall be referred to herein, as a "Purchaser" and all of them together shall be referred to herein collectively as the "Purchasers." Each Purchaser shall be entitled to all the rights, and shall be bound by all the obligations, of a "Purchaser" hereunder.

                                      ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Purchasers that, as of the date of this Agreement, except as set forth in the Disclosure Schedule attached hereto as Schedule II (which

Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply) ("Schedule II"):

    SECTION 2.01.  Organization, Qualifications and Corporate Power and
Business.

         (a) The Company is a corporation duly organized and validly existing under the laws of the State of Maryland and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to so qualify could not reasonably be expected to have a material adverse effect on the business, prospects, financial condition, operations, properties or affairs of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"). The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform this Agreement and the Second Amended and Restated Stockholders' Agreement of even date herewith (the "Stockholders' Agreement") by and among the Company, the Purchasers and all other stockholders of the Company, in the form substantially as attached hereto as Exhibit B, to issue, sell and deliver the shares of the Class D Preferred Stock and to issue and deliver the shares (the "Conversion Shares") of its common stock, par value $0.0001 per share (the "Common Stock"), issuable upon conversion of the shares of the Class D Preferred Stock that are Convertible Preferred Stock.

         (b) "Subsidiary" means any entity (i) securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions), or (ii) other ownership interests of which ordinarily constituting a majority voting interest, are at the time directly or indirectly owned or controlled by the Company or by one or more of its Subsidiaries or by the Company and one or more of its Subsidiaries. The following corporations constitute all of the Subsidiaries of the Company:
DentalCo Management Services of Maryland, Inc., HealthMaster Information Technologies, Inc., DentalCo Management Services of Missouri, Inc., Nanston, Inc., NanstonNorth Carolina, Inc., DentalCo of North Carolina, Inc., DentalCo Provider Network, Inc., [The Dental Center, Inc. and The Dental Center Adult, Inc.] DentalCo Modern Acquisition Corp., DentalCo Management Services of New Jersey, Inc. and DentalCo Mangement Services of Pennsylvania, Inc. Except for the aforementioned Subsidiaries, the Company does not own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise, and the Company does not control, directly or indirectly, any other entity. Each Subsidiary of the Company is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

         (c) The Company and each of its Subsidiaries is engaged principally in the business of providing, directly or indirectly, administrative services to dental practices, owning and leasing to providers of dental services the fixed assets used to provide such services, and contracting with HMO's, health plans, insurers or other thirdparty payors for the delivery of dental services by affiliated dental professionals.

         (d) Each of the Affiliates is a corporation duly organized and validly existing under the laws of the state or the jurisdiction of its incorporation, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases any real property or in which the nature of business transacted by it makes such licensing or qualification necessary, except where the failure to so qualify could not be reasonably expected to have a Material Adverse Effect. Each Affiliate has the corporate power and authority to own and hold its properties and to carry on its business as currently conducted. None of the Affiliates has any Subsidiaries.

    SECTION 2.02. Authorization of Agreements, Etc.

         (a) The execution and delivery by the Company of this Agreement and the Stockholders' Agreement, the performance by the Company of its obligations hereunder and thereunder and the issuance, sale and delivery of the shares of the Class D Preferred Stock, or any of them, and the issuance, sale and delivery of the Conversion Shares have been duly authorized by all requisite corporate action and will not violate any provision of applicable corporate or securities laws, any order of any court or other agency of government, the Articles of Incorporation of the Company, as amended, restated or supplemented (the "Charter"), the bylaws of the Company, the Articles of Incorporation, or similar constituting document, or the bylaws of any Affiliate, or any provision of any indenture, agreement or other instrument by which the Company, any of its properties or assets, or any of its Affiliates are bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default which would allow the other party to accelerate the obligations of the Company or any Affiliate due to it or otherwise exercise rights against the Company or any Affiliate under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any Affiliate.

         (b) The Articles of Amendment and Restatement of the Company amending and restating the Charter in the form of Exhibit C have been duly advised and approved by the board of directors and approved by the stockholders of the Company in accordance with the requirements of the Maryland General Corporation Law and have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland. The shares of the Class D Preferred Stock, or any of them, if and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will be free and clear of all liens, charges, restrictions, claims and encumbrances, except as set forth herein, in the Charter or in the Stockholders' Agreement. The Conversion Shares have been duly reserved for issuance upon conversion of the shares of the Class D Preferred Stock that are Convertible Preferred Stock and, if and when so issued, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock and will be free and clear of all liens, charges, restrictions, claims and encumbrances, except as set forth herein, in the Charter and in the Stockholders' Agreement. Neither the issuance, sale or delivery of the shares of the Class D Preferred Stock nor the issuance or delivery of the Conversion Shares is subject to any preemptive right of stockholders of the Company or to any right of first refusal or other right in favor of any person, except as herein provided or as provided in the Stockholders' Agreement.

    SECTION 2.03. Validity. This Agreement and the Stockholders' Agreement have been duly authorized, executed and delivered by the Company and each constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and equitable remedies, and to the extent that the indemnification provisions contained in the Stockholders' Agreement may be limited by applicable Federal or state securities laws.

    SECTION 2.04.  Authorized Capital Stock.

         (a) The authorized capital stock of the Company consists of Sixteen Million (16,000,000) shares, of which (i) 40,154 shares are designated and classified as 8% Class A Cumulative Convertible Preferred Stock, par value
0.0001 per share, (ii) 47,068 shares are designated as Class B Convertible Preferred Stock, par value $0.0001 per share, (iii) 40,154 shares are designated as 8% Class A Cumulative Convertible Preferred Stock, par value $0.0001 per share, (iv) 816,038 shares are designated as 8% Class C Cumulative Convertible Preferred Stock, par value $0.0001 per share, (v) 100,000 shares are designated as 9% Class D Cumulative Convertible Preferred Stock, par value $0.0001 per share, (vi) 100,000 shares are designated as 9% Class D Redeemable Preferred Stock and (viii) Fourteen Million Eight Hundred Sixty Thousand Six Hundred EightySix (14,860,686) shares are designated as Common Stock par value $0.0001 per share. The stockholders of record of the Company and the number of shares of capital stock held by each are set forth in the attached Schedule III, all of which shares are validly issued and outstanding. Except as set forth in the Charter and the Stockholders' Agreement, and as disclosed in the attached Schedule III, there are no subscriptions, warrants, options, convertible securities or other rights (contingent or other) to purchase or otherwise acquire equity securities of the Company (other than their rights set forth in this Agreement). Schedule III sets forth a true, accurate and complete listing, by stockholder of record, of the number of shares of the Common Stock of the Company into which any outstanding shares of the capital stock of the Company currently is convertible under the terms of the Charter, and, by option holder, the number of shares of Common Stock of the Company issuable upon the exercise of any outstanding options or rights granted by the Company to any person or party to purchase or otherwise acquire shares of capital stock from the Company. Except for the Conversion Shares, no shares of Common Stock or other capital stock of the Company are reserved for possible future issuance. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the Class D Preferred Stock are as set forth in the Charter, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions set forth therein with respect to the Class D Preferred Stock are valid, binding and enforceable and in accordance with all applicable laws, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and equitable remedies. Except pursuant to the terms of this Agreement and the Stockholders' Agreement, there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. Except as provided for in the Charter, in the Stockholders' Agreement or herein, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as provided for in the Charter, in the Stockholders' Agreement or as provided herein, there are no voting trusts or agreements, stockholders, agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company (whether or not the Company is a party thereto). All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.

         (b) The authorized capital stock of each of the Subsidiaries of the Company is as shown in the attached Schedule IIIA. The authorized capital stock of each Affiliate is as set forth in the attached Schedule III-A and the stockholders of record of each Affiliate and the number of shares of capital stock held by each such stockholder are set forth in said Schedule III-A. There are no subscriptions, warrants, options, convertible securities or other rights (contingent or other) to purchase or otherwise acquire equity securities of any Subsidiary or Affiliate of the Company and no shares of capital stock of a Subsidiary or Affiliate are reserved for possible future issuance. There is no commitment by a Subsidiary or Affiliate of the Company to issue shares, subscriptions, warrants, options, convertible securities or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. No Subsidiary or Affiliate of the Company has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of a Subsidiary or Affiliate of the Company (whether or not such Subsidiary or Affiliate is a party thereto). All of the outstanding securities of each Subsidiary or Affiliate were issued in compliance with all applicable federal and state securities laws.

    SECTION 2.05.  Financial Statements and Projections.

         (a) The Company has furnished to the Purchasers: (i) the unaudited consolidated and consolidating balance sheets of the Company and its subsidiaries, including without limitation the Affiliates, as of December 31, 1996 (the "1996 Balance Sheet") and the related consolidated and consolidating statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended, and (ii) the unaudited consolidated and consolidating balance sheets of the Company and its subsidiaries as of March 31, 1997 (the "1997 Balance Sheet") and the related unaudited statements of income and cash flows for the threemonth period then ended, certified by the principal financial officer of the Company. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied and fairly present the consolidated financial position of the Company and its subsidiaries as of such respective dates and the consolidated results of their operations for the periods then ended in accordance with generally accepted accounting principles consistently applied, subject, in the case of unaudited interim financial statements, to normal yearend adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures.

         (b) None of the Company, any Subsidiary thereof or any Affiliate, taken as a whole, has any material liability or obligation of any kind or nature, absolute or contingent (individually or in the aggregate), including, without limiting the generality of the foregoing, any tax liabilities due or to become due, not reflected in the 1996 Balance Sheet or the balance sheet of such Affiliate as of December 31, 1996, except obligations and liabilities incurred after the date of the 1996 Balance Sheet or the balance sheet of such Affiliate as of December 31, 1996 in the ordinary course of business that are not individually or in the aggregate material and that would not be required to be reflected in financial statements prepared in accordance with GAAP.

         (c) The Company's financial projections provided to the Purchasers (the "Projections") were developed by management of the Company and based upon assumptions which the Company believes to be reasonable.

    SECTION 2.06. Events Subsequent to December 31, 1996. Except for matters set forth herein, all of which are fully and accurately displayed in all material respects in the 1996 Balance Sheet and the December 31, 1996 balance sheet of such Affiliate, since December 31, 1996 neither the Company, any Subsidiary nor any Affiliate has (i) issued any stock, bond or other corporate security or partnership interest, (ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the 1997 Balance Sheet or the March 31, 1997 balance sheet of such Affiliate and current liabilities incurred since December 31, 1996 in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any share of its capital stock or other security, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim, (vii) sold, assigned, transferred or granted any exclusive license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, (viii) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business, (ix) made any material change in officer compensation,
(x) made any material change in the manner of business or operations, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby, (xii) entered into any commitment (contingent or otherwise) to take any of the actions listed in clauses (i) through (xi) above, (xiii) suffered any Material Adverse Effect or waived any rights of substantial value, whether or not in the ordinary course of business, (xiv) received notification of cancellation, or canceled or waived any rights which, individually or in the aggregate, are material with respect to any currently existing agreement, contract, right or understanding between it and any professional association or professional corporation, including without limitation of the foregoing, any such agreement between or among the Company and/or any Affiliate, or (xv) engaged in any material transaction with any director, officer, employee, stockholder, or partner of the Company.

    SECTION 2.07. Litigation; Compliance with Law. There is no (i) action, suit, claim, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company, any Subsidiary or any Affiliate, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Company, any Subsidiary or any Affiliate pending under collective bargaining agreements or otherwise or
(iii) governmental inquiry pending or, to the best of the Company's knowledge, threatened against or affecting the Company, any Subsidiary or any Affiliate, and, to the best of the Company's knowledge, there is no basis for any of the foregoing. The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it, any Subsidiary or any Affiliate is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business, prospects, financial condition, operations, properties or affairs. There is no judgment, decree, injunction, order or writ outstanding against the Company, any Subsidiary or any Affiliate of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and neither the Company, any Subsidiary or any Affiliate is in default with respect to any such judgment, decree, injunction, order or writ. There is no action or suit by the Company, any Subsidiary or any Affiliate pending or threatened against others. The Company, each Subsidiary and each Affiliate has complied in all material respects with all laws, rules, regulations and orders which are material and applicable to its business, operations, properties, assets, products and services, and the Company, each Subsidiary and each Affiliate has all necessary permits, licenses and other authorizations, including environmental, required to conduct its business as conducted and as proposed to be conducted in all material respects. Such permits, licenses and other authorizations have been validly issued by the appropriate governmental bodies and are in full force and effect. To the best of the Company's knowledge, there is no existing law, rule, regulation or order, and the Company is not aware of any proposed law, rule, regulation or order, whether Federal or state, which would prohibit or materially restrict the Company, any Subsidiary or any Affiliate from, or otherwise materially adversely affect the Company, any Subsidiary or any Affiliate in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

    SECTION 2.08. Proprietary Information of Third Parties. No third party has claimed and, to the best of the Company's knowledge, no third party has reason to claim that any person now or previously employed or engaged as a consultant by the Company, any Subsidiary or any Affiliate has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or, to the best of the Company's knowledge, may be utilizing any trade secret or proprietary information or documentation of such third party or violated any confidential relationship which such person may have had with such third party in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, any Subsidiary or any Affiliate or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company, any Subsidiary or any Affiliate which reasonably suggests that such a claim might be contemplated. To the best of the Company's knowledge, none of the execution or delivery of this Agreement or the Stockholders' Agreement, or the carrying on of the business of the Company, any Subsidiary or any Affiliate by any officer, director or key employee of the Company, any Subsidiary or any Affiliate, or the conduct of the business of the Company, any Subsidiary or any Affiliate, will conflict with or result in a breach of the terms, conditions provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated. For purposes of the preceding sentence, (i) the conduct of the business of the Company or any Subsidiary means providing, directly or indirectly, administrative services to dental practices, owning and leasing to providers of dental services the fixed assets used to provide such services, and contracting with HMO's, health plans, insurers or other thirdparty payors for the delivery of dental services by affiliated dental professionals and (ii) the conduct of the business of any Affiliate means the practice of dentistry.

    SECTION 2.09. Title to Properties. The Company, each Subsidiary and each Affiliate has good and marketable title to its properties and assets reflected on the 1997 Balance Sheet or the March 31, 1997 balance sheet of such Affiliate or acquired by it since the date of the 1997 Balance Sheet or the March 31,1997 balance sheet of such Affiliate (other than properties and assets disposed of in the ordinary course of business since the date of that balance sheet), and all such properties and assets are free and clear of mortgages, pledges, security interests, liens, charges, claims, restrictions and other encumbrances, except for liens for current taxes not yet due and payable and minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company, any Subsidiary or any Affiliate.

    SECTION 2.10. Leasehold Interests. Each lease or agreement to which the Company, any Subsidiary or any Affiliate is a party under which it is a lessee of any property, real or personal, is a valid and subsisting agreement without any material default of the Company, the Subsidiary or the Affiliate thereunder and, to the best of the Company's knowledge, without any material default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company, any Subsidiary or any Affiliate under any such lease or agreement or, to the best of the Company's knowledge, by any other party thereto. Possession of such property by the Company or the applicable Subsidiary or Affiliate has not been disturbed and, to the best of the Company's knowledge, no claim has been asserted against the Company or such Subsidiary or Affiliate adverse to its rights in such leasehold interests.

    SECTION 2.11. Insurance. Each policy and binder of insurance for professional liability, directors and officers, fire, liability, worker's compensation and other customary matters held by or on behalf of the Company, its Subsidiaries and its Affiliates is listed on Schedule II hereto. Each such insurance policy (including each insurance policy or binder entered into after the date of this Agreement in the place of a currently existing and valid policy or binder, provided that such replacement policy shall insure against risk and liabilities, be in amounts and be under terms and conditions substantially the same as those provided in such currently existing policy or binder) is in full force and effect, all premiums with respect thereto have been paid and the Company, its Subsidiaries and its Affiliates are not in default with respect to any material provision contained in such insurance policy, nor has the Company or any such Subsidiaries or Affiliates failed to give any notice of any claim under such insurance policy in due and timely fashion, nor has any coverage for current claims been denied, except for (A) any default or failure that, as of the date of this Agreement, did not exceed $50,000, and (B) any default or failure arising after the date of this Agreement that could not reasonably be expected to have a Material Adverse Effect. All such policies provide insurance, including without limitation liability insurance, in such amounts and against such risks as is customary for companies engaged in similar businesses as the Company to protect the employees, properties, assets, businesses and operations of the Company. Each individual or entity rendering professional health care services as an employee or contractor to the Company, its subsidiaries or its Affiliates maintains professional liability insurance.

    SECTION 2.12. Taxes. The Company, each Subsidiary and each Affiliate has duly and timely filed or caused to be filed all federal, state, local and foreign income, franchise, excise, payroll, sales and use, property and withholding tax returns, reports, estimates and information and other statements or returns (collectively, "Tax Returns") required to be filed pursuant to any applicable federal, state, local or foreign tax laws for all years and periods for which such Tax Returns have become due. All such Tax Returns were correct in all material respects as filed and correctly reflect the federal, state, local and foreign income, franchise, excise, payroll, sales and use, property, withholding and other taxes, duties, imposts and governmental charges (and charges in lieu of any thereof), together with interest and penalties (collectively, "Taxes"), required to be paid or collected by (or allocable to) the Company, each Subsidiary or each Affiliate, as the case may be. The Company, each Subsidiary and each Affiliate has (i) paid or caused to be paid all Taxes as shown on the Tax Returns filed by it or on any assessment received by it, and (ii) properly and fully accrued on its financial statements all Taxes for any period from the date of the last reporting period covered by such Tax Returns through the date hereof. The Internal Revenue Service has never audited any federal income tax return of the Company, any Subsidiary or any Affiliate. No deficiency assessment with respect to or proposed adjustment of the federal, state, county or local taxes of the Company, any Subsidiary or any Affiliate is pending or, to the best of the Company's knowledge, threatened. There is no tax lien, whether imposed by any federal, state, county or local taxing authority, outstanding against the assets, properties or business of the Company, any Subsidiary or any Affiliate. Neither the Company nor any of its stockholders has ever filed an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), that the Company be taxed as an S corporation. The Company is not a party to any taxsharing or allocation agreements, nor does the Company owe any amount under any taxsharing or allocation agreement. Neither the Company, any Subsidiary nor any Affiliate has ever been a member of a consolidated group for federal income tax purposes other than the group of which the Company is the common parent.

    SECTION 2.13. Other Agreements. Except as set forth in the documents to be executed in connection with the transactions contemplated by this Agreement and the Stockholders' Agreement, neither the Company, any Subsidiary nor any Affiliate is a party to or otherwise bound by any written or oral contract or instrument or, to the knowledge of the Company, other restriction which individually or in the aggregate could have a Material Adverse Effect. Neither the Company, any Subsidiary nor any Affiliate is a party to or otherwise bound by any written or oral:

         (a) contract with any labor union (and, to the knowledge of the Company, no organizational effort is being made with respect to any of its employees or the employees of any Subsidiary or any Affiliate);

         (b) contract or other commitment with any supplier containing any provision permitting any party other than the Company, such Subsidiary or such Affiliate to renegotiate the price or other terms pursuant to which the Company, any Subsidiary or any Affiliate has or is expected to purchase in excess of $10,000 worth of products or services during any 12-month period;

         (c) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

         (d) contract for the employment of any officer, employee or other person (whether of a legally binding nature or in the nature of informal understandings) on a full-time or consulting basis which is not terminable on notice without cost or other liability to the Company, any Subsidiary or any Affiliate, except normal severance arrangements and accrued vacation pay;

         (e) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or other plan, contract or understanding pursuant to which benefits are provided to any employee, executive or director of the Company, any Subsidiary, or any Affiliate (other than group insurance plans applicable to employees generally);

         (f) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company, any Subsidiary or any Affiliate;

         (g)  guaranty of any obligation for borrowed money or otherwise;

         (h) voting trust or agreement, stockholders agreement (except for the Stockholders' Agreement), pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement (except for this Agreement and the [Stockholders' Agreement]) relating to any securities of the Company, any Subsidiary or any Affiliate;

         (i) agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Company, any Subsidiary or any Affiliate has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

         (j) agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities (except pursuant to this Agreement or the Stockholders' Agreement);

         (k) assignment, license or other agreement with respect to any form of intangible property;

         (l) agreement under which it has granted any person any registration rights, other than the Stockholders' Agreement;

         (m) agreement under which it has limited or restricted its right to compete with any person in any respect;

         (n) other contract or group of related contracts with the same party (including, without limitation, all leases of real and personal property, mortgages, indentures and loan agreements) involving more than $10,000 or continuing over a period of more than six months from the date or dates thereof (including renewals or extensions optional with another party); or

         (o) other contract, instrument, commitment, plan or arrangement, a copy of which would be required to be filed with the Securities and Exchange Commission (the "Commission") as an exhibit to a registration statement on Form S-1 pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), if the Company were registering securities under the Securities Act.

    True and complete copies of all documents and complete descriptions of all oral understandings (if any) and copies of standard form agreements referred to on Schedule II have been provided or made available to the Purchasers, their counsel and representatives. Except as disclosed on such Schedule, the agreements referred to on such Schedule are valid and enforceable obligations of the Company, each Subsidiary or each Affiliate, as the case may be, and, to the best knowledge of the Company, of the other parties thereto. To the best of the Company's knowledge, the Company, each Subsidiary, each Affiliate and each other party thereto have, in all material respects, performed all the obligations required to be performed by them to date, have received no notice of default and are not in default, in any material respect (with due notice or lapse of time or both) under any lease, agreement or contract now in effect to which the Company, any Subsidiary or any Affiliate is a party or by which it or its property may be bound.
Neither the Company, any Subsidiary nor any Affiliate has any present expectation or intention of not fully performing all its obligations under each such lease, contract or other agreement in all material respects, and neither the Company, any Subsidiary nor any Affiliate has any knowledge of any breach nor has it received any written notice of any anticipated breach by the other party to any contract or commitment to which the Company, any Subsidiary or any Affiliate, as the case may be, is a party. The Company is not in violation of any material provision of the Charter or its bylaws. No Subsidiary or Affiliate is in violation of any provision of its charter or bylaws or other organizing documents.

    The Company has provided to the Purchasers a list of all management level employees of the Company and of each Subsidiary and Affiliate indicating their current total annual compensation.

    The Administrative Services Agreement between the Company and each of the Affiliates is substantially in the form of Exhibit D hereto.

    SECTION 2.14. Patents, Trademarks, Etc. Set forth in Schedule II is a list and brief description of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such which are in the process of being prepared, owned by or registered in the name of the Company, any Subsidiary or any Affiliate or of which the Company, any Subsidiary or any Affiliate is a licensor or licensee or in which the Company, any Subsidiary or any Affiliate has any right, and in each case a brief description of the nature of such right. The Company, each Subsidiary and each Affiliate owns or possesses adequate licenses or other rights to use, free and clear of all liens, claims and restrictions, all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary to the conduct of its business as conducted and as currently planned to be conducted, and the Company, each Subsidiary's and each Affiliate's licenses or rights to such Intellectual Property are valid, enforceable and in good standing. No claim is pending or, to the best of the Company's knowledge, threatened to the effect that the operations of the Company, any Subsidiary or any Affiliate infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and, to the best of the Company's knowledge, there is no basis for any such claim (whether or not pending or threatened). No claim is pending or, to the best of the Company's knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Company, any Subsidiary or any Affiliate, or which the Company, any Subsidiary or any Affiliate otherwise has the right to use, is invalid or unenforceable by the Company or such Subsidiary or Affiliate, and, to the best of the Company's knowledge, there is no basis for any such claim (whether or not pending or threatened).
Except as set forth in Schedule II, neither the Company, any Subsidiary nor any Affiliate is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

    SECTION 2.15. Loan Advances. Neither the Company, any Subsidiary nor any Affiliate has any outstanding loans or advances to any person nor is it obligated to make any such loans or advances, except, in each case, for advances to its employees in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company, the Subsidiary or the Affiliate.

    SECTION 2.16. Assumptions, Guaranties, Etc. of Indebtedness of Other Persons. Neither the Company, any Subsidiary nor any Affiliate has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guarantees by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

    SECTION 2.17. Significant Suppliers. No supplier which is material to the Company, any Subsidiary or any Affiliate has terminated, materially reduced or, to the knowledge of the Company, threatened to terminate or materially reduce its provision of products or services to the Company, any Subsidiary or any Affiliate.

    SECTION 2.18. Governmental Approvals. Subject to the accuracy of the representations and warranties of the Purchasers set forth in Article III hereof, no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for (i) the valid execution, delivery and performance by the Company of this Agreement or the Stockholders' Agreement, (ii) the issuance, sale and delivery of the shares of the Class D Preferred Stock or, upon conversion thereof, the issuance and delivery of the Conversion Shares, or (iii) the conduct of the business of the Company, each of its Subsidiaries, and each of the Affiliates following the Closing in substantially the same manner in which it is currently being conducted, other than (A) filings pursuant to Federal and state securities laws (all of which filings have been or, with respect to those filings which may be duly made after the Closing will be, made by or on behalf of the Company) in connection with the sale of the shares of the Class D Preferred Stock and (B) with respect to the Stockholders' Agreement, the registration of the shares covered thereby with the Commission and filings pursuant to Federal and state securities laws.

    SECTION 2.19. Disclosure. This Agreement (except with regard to any statements made by the Purchasers), including any Schedule or Exhibit to this Agreement, contains no untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading. None of the written statements, documents, certificates or other items prepared or supplied by the Company with respect to the transactions contemplated hereby, when read together and in light of the circumstances in which they were made, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading. There is no fact which the Company has not disclosed to the Purchasers and their counsel in writing and of which the Company is aware which has a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

    SECTION 2.20. Offering of the Shares of the Class D Preferred Stock. Neither the Company nor any person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the shares of the Class D Preferred Stock or any similar securities of the Company has offered any such securities for sale to, or solicited any offers to buy any such securities from, or otherwise approached or negotiated with respect thereto with any person or persons under circumstances that involved the use of any form of general advertising or solicitation as such terms are defined in Regulation D of the Securities Act, and neither the Company nor any person acting on the Company's behalf has taken or will take any action (including, without limitation, any offer, issuance, sale or delivery of any securities of the Company under circumstances which might require the integration of such transactions with the placement of the shares of the Class D Preferred Stock under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder) which might subject the offering, issuance, sale or delivery of the shares of the Class D Preferred Stock to the registration provisions of the Securities Act.

    SECTION 2.21. Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

    SECTION 2.22. Officers. Set forth in Schedule II is a list of the names of the directors and officers of the Company, each Subsidiary and each Affiliate, together with the title or job classification and total current annual compensation of each such person. None of such persons has an employment agreement or understanding, whether oral or written, with the Company, any Subsidiary or any Affiliate, which is not terminable on notice by the Company, such Subsidiary or such Affiliate without cost or other liability to the Company, such Subsidiary or such Affiliate. None of such persons has, during the past ten years, been arrested for or convicted of any material crime or filed a petition to take advantage of any laws relating to bankruptcy, insolvency, reorganization or composition or adjustment of debts or consented to or failed to contest any petition filed against him in an involuntary case under such laws or applied for, consented to or failed to contest the appointment of a receiver, custodian, trustee or the like of a substantial part of his assets, nor has he been an officer or director of any entity taking or being subject of an such action.

    SECTION 2.23. Transactions With Related Parties. No director, officer, employee or stockholder of the Company, any Subsidiary or any Affiliate, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is presently or contemplated to be a party to any contract transaction with the Company, any Subsidiary or any Affiliate, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental or real or personal property from or otherwise requiring payments to any such person or firm.

    SECTION 2.24. Employees. Each of Lawrence F. Halpert and Carl J. Sardegna has executed a confidentiality agreement with the Company, which is in full force and effect. No officer or key employee of the Company, any Subsidiary or any Affiliate has advised the Company, the Subsidiary or the Affiliate (orally or in writing) that he intends to terminate employment with the Company, the Subsidiary or the Affiliate. To the best of the Company's knowledge, it and each Subsidiary and each Affiliate has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes.

    SECTION 2.25.  Employee Benefit Plans; Worker's Compensation.

         (a) The Company, each Subsidiary and each Affiliate has complied and currently is in compliance in all material respects, both as to form and operation, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code with respect to each "employee benefit plan" as defined under Section 3(3) of ERISA (a "Plan") which the Company, any Subsidiary or any Affiliate (i) has ever adopted, maintained, established or to which it has been required to contribute or has ever contributed or (ii) currently maintains or to which it currently contributes or is required to contribute or (iii) currently participates in or is required to participate in.

         (b) Neither the Company, any Subsidiary nor any Affiliate has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, (i) a "multiemployer plan" (as defined in Section 3(37) of ERISA) or (ii) a plan otherwise subject to Title IV of ERISA. No amount is due or owing from the Company (x) on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom or (y) on account of a plan otherwise subject to Title IV of ERISA or on account of any withdrawal therefrom.

         (c) Other than routine claims for benefits and liability for premiums due the Pension Benefit Guaranty Corporation, none of the Company, any Subsidiary or any Affiliate has incurred any material liability with respect to a Plan that is currently due and owing and has not yet been satisfied, including without limitation under Title I or Title IV or any other provision of ERISA, the Internal Revenue Code or other applicable law, and no event has occurred, and, to the best knowledge of the Company, there exists no condition or set of circumstances that could result in the imposition of any material liability on the Company with respect to a Plan, including without limitation under Title I or Title IV or any other provision of ERISA, the Internal Revenue Code or other applicable law.

         (d) Except as required by applicable law, none of the Company, any Subsidiary or any Affiliate has committed itself, orally or in writing, (i) to provide or cause to be provided to any person any payments or provision of any "welfare" or "pension" benefits (as defined in Sections 3(1) and 3(2) of ERISA) in addition to, or in lieu of, those payments or benefits set forth under any Plan, (ii) to continue the payment of, or accelerate the payment of, benefits under any Plan, except as expressly set forth thereunder, or
(iii) to provide or cause to be provided any severance or other postemployment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit to any person (including without limitation any former or current employee).

         (e) All amounts required to be paid by the Company, any Subsidiary or any Affiliate in respect of workers' compensation coverage for all periods up to and including the date hereof have been paid, and no notice of any deficiency has been received with respect to such workers' compensation coverage. Such coverage will remain in full force and effect following the Closing and will not in any way be affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby.

    SECTION 2.26. Environmental Matters. The Company, each Subsidiary, and each Affiliate conducts its business and operations in material compliance with all applicable environmental laws, ordinances and regulations, and neither the Company, any Subsidiary nor any Affiliate has received notice of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (collectively, an "Environmental Event") by the Company, any Subsidiary or any Affiliate or with respect to any premises owned or occupied by them. To the best knowledge of the Company, no notice of any Environmental Event was given to any person or entity that occupied any of the premises owned or occupied by or used by the Company, any Subsidiary or any Affiliate prior to the date such premises were so occupied. Without limiting the generality of the foregoing, to the best knowledge of the Company after due inquiry, neither the Company, any Subsidiary nor any Affiliate has disposed of or placed on or in any property or facility used in its business any waste materials, hazardous materials or hazardous substances in violation of law.

    SECTION 2.27. Fraud and Abuse. To the best knowledge of the Company, neither the Company, any Subsidiary, any Affiliate, nor any of their respective officers and directors, has engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Sections 1320a-7, 1320a-7(a) and 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct promulgated by the appropriate licensing authority of the state or states in which such entity does business, including but not limited to the following:

         (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

         (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

         (c) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid, or other state health care program that is for an item or service that is known or should be known to be (i) not provided as claimed, or (ii) false or fraudulent;

         (d) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

         (e) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or other state health care program, or
(ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or other state health care program; or

         (f) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for Medicare, Medicaid or other state health care program certification, or (ii) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3).

    SECTION 2.28. Health Professional's Financial Relationships. To the best knowledge of the Company, the operations of the Company, each Subsidiary and each Affiliate are in compliance with and do not otherwise violate the federal Medicare and Medicaid statutes regarding health professional selfreferrals, 42 U.S.C. Section 1395nn and 42 U.S.C. Section 1396b, or the regulations promulgated pursuant to such statute, or similar state or local statutes or regulations.

    SECTION 2.29. Professional Licenses. There is no legal or regulatory requirement that the shareholders, or any of them, of the Company or any Subsidiary be a licensed dentist in order for the Company or the Subsidiaries to conduct their business as currently conducted. In the case of each Affiliate, all of the stockholders thereof are dentists licensed to practice under the laws of each jurisdiction in which such Affiliate operates, and such Affiliate currently satisfies the shareholder licensing requirement, if any, of each jurisdiction in which such Affiliate operates, except where failure to do so would not have a Material Adverse Effect.

    SECTION 2.30. Medical Waste. Neither the Company, any Subsidiary nor any Affiliate is in violation of, or the subject of any investigation, inquiry or enforcement action by any governmental authority under, the Medical Waste Tracking Act, 42 U.S.C. Section 6992 et seq., or any applicable state or local government statute, ordinance or regulation dealing with the disposal of medical wastes (collectively "Medical Waste Laws"). The Company, each Subsidiary and each Affiliate has obtained and is in compliance with any permits required by the Medical Waste Laws relating to medical waste disposal, and all disposal of medical waste by the Company has been in compliance with the Medical Waste Laws.

                                     ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

    Each Purchaser severally represents and warrants to the Company that:

         (a) it is an "accredited investor", within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the shares of the Class D Preferred Stock or the Conversion Shares;

         (b) it has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof;

         (c) it has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management;

         (d) the shares of the Class D Preferred Stock being purchased by it, and the Conversion Shares into which the shares of the Class D Preferred Stock being purchased by it that are Convertible Preferred Stock are convertible are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof;

         (e) it understands that (i) the shares of the Class D Preferred Stock and the Conversion Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) or Section 3(b) thereof or Rule 505 or 506 promulgated thereunder, (ii) the shares of the

Class D Preferred Stock and, upon conversion thereof, the Conversion Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration,
(iii) the shares of the Class D Preferred Stock and the Conversion Shares will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect;

         (f) it is validly existing under the laws of the jurisdiction of its organization and the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of, state law or its charter or other organizing documents;

         (g) it has the full right, power and authority to execute this Agreement and the Stockholders' Agreement and to perform its obligations hereunder and thereunder;

         (h) the execution, delivery and performance by the Purchaser of this Agreement and the Stockholders' Agreement have been duly authorized by all requisite corporate or other action; and

         (i) assuming the due execution and delivery by the other parties thereto, this Agreement and the Stockholders' Agreement constitute the legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors rights and equitable remedies, and to the extent that the indemnification provisions contained in the Stockholders' Agreement may be limited by applicable Federal or state securities laws.

                                      ARTICLE IV

                              CONDITIONS TO THE CLOSING

    SECTION 4.01. Conditions to the Obligations of the Purchasers. The obligations of each Initial Purchaser under Section 1.01 and the obligations of each Subsequent Purchaser under Section 1.02 are, at its option, subject to the satisfaction, on or before, in the case of each Initial Purchaser, the Closing Date, and, in the case of each Subsequent Purchaser, the Subsequent Closing Date, or waiver, of the following conditions:

         (a) Opinion of Company's Counsel. The Purchasers shall have received from Piper & Marbury L.L.P., counsel to the Company, an opinion dated the applicable Closing Date, substantially in the form set forth as Exhibit E attached hereto.

         (b) Performance. (i) The Company shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the applicable Closing Date, (ii) all of the representations and warranties of the Company set forth in Article II hereof shall be true and correct in all material respects as though made on and as of the applicable Closing Date, and (iii) the Chairman and Chief Executive Officer of the Company shall have certified to the Purchasers in writing to such effect and to the further effect that all of the conditions set forth in this Section 4.01 have been satisfied.

         (c) All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Purchasers and their counsel and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

         (d) No Actions. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be pending, threatened or in effect that would prevent the consummation of the transactions contemplated hereby.

         (e) Approvals. The Company shall have obtained all consents or approvals required to be obtained in order to consummate the transactions contemplated hereby.

         (f) Supporting Documents. The Purchasers and their counsel shall have received copies of the following documents:

              (i) (A) the Charter, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the "SDAT"), which Charter shall be in all respects satisfactory to the Purchasers and shall contain the terms of the Preferred Stock agreed upon by the parties hereto, and (B) a certificate of the SDAT dated as of a recent date as to the active status of the Company and listing all documents of the Company on file with the SDAT;

              (ii) a certificate of the Secretary or an Assistant Secretary of the Company dated such date and certifying: (A) that attached thereto is a true and complete copy of the bylaws of the Company as in effect on the date of such certification; (B) that attached thereon is a true and complete copy of all resolutions adopted by the board of directors and the stockholders of the Company authorizing and approving the Articles of Amendment and Restatement, the execution, delivery and performance of this Agreement and the Stockholders' Agreement, the issuance, sale and delivery of the shares of the Class D Preferred Stock and the reservation, issuance and delivery of the Conversion Shares, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Stockholders' Agreement;
(C) that the Charter has not been amended or supplemented since the date the Articles of Amendment and Restatement were filed for record with the SDAT; and (D) to the incumbency of each officer of the Company executing this Agreement and the Stockholders' Agreement, the stock certificates representing the shares of the Class D Preferred Stock purchased on such date and any certificate or instrument furnished on such date pursuant hereto, and a certification by another officer of the Company as to the incumbency of the officer signing the certificate referred to in this clause (ii);

              (iii) (A) the charter documents of each Subsidiary and Affiliate, including all amendments thereto, certified as of a recent date by the Secretary of State or the appropriate official of the relevant state and
(B) certificates of said Secretary or official dated as of a recent date as to the due incorporation or association, as the case may be, and good standing of each Subsidiary or Affiliate, as the case may be, and listing all documents on file with said official; and

              (iv) such additional supporting documents and other information with respect to the operations and affairs of the Company, any Subsidiary or any Affiliate as the Purchasers or their counsel may reasonably request.

         (g) Stockholders' Agreement. The Company and the other parties to the Stockholders' Agreement (other than the Purchasers) shall have executed and delivered the Stockholders' Agreement.

         (h) Charter. The Charter shall have been amended in a manner satisfactory to the Initial Purchasers to add to the authorized capital of the Company 100,000 shares of Class D Convertible Preferred Stock and 100,000 shares of Class D Redeemable Preferred Stock, including filing for record with the SDAT the Articles of Amendment and Restatement.

         (i) Transaction Fees and Expenses. The Company shall have reimbursed the Purchasers, in accordance with Section 6.01, the reasonable fees and disbursements of the Purchasers' counsel invoiced on the applicable Closing Date.

         (j) Due Diligence. The Purchasers shall have discovered nothing during their due diligence review of the Company that would cause them, in their sole good faith discretion, not to purchase the shares of the Class D Preferred Stock.

         (k) Additional Agreement. The Company shall have delivered such other agreements and instruments as the Purchasers shall have reasonably requested. All such documents shall be reasonably satisfactory in form and substance to the Purchasers and their counsel.

    SECTION 4.02. Conditions to the Obligations of the Company. The obligations of the Company under Section 1.01 and Section 1.02 hereof are, at its option, subject to the satisfaction, on or before the applicable Closing Date, or waiver, of the following conditions:

         (a) Stockholders' Agreement. The Purchasers shall have executed and delivered the Stockholders' Agreement.

         (b) Additional Agreement. The Purchasers shall have delivered such other agreements and instruments as the Company shall have reasonably requested. All such documents shall be reasonably satisfactory in form and substance to the Company and its counsel.

                                      ARTICLE V

                               COVENANTS OF THE COMPANY


    The Company covenants and agrees with each Purchaser that so long as any shares of the Class D Preferred Stock or Conversion Shares are outstanding and owned by such Purchaser (or, if occurring prior thereto, with respect to Sections 5.02, 5.03, 5.06 and 5.12, until such time as the Company successfully completes an underwritten initial public offering of its common stock (i) at a price to the public of not less than $8 per share (as adjusted for stock splits, recapitalizations, etc.) and (ii) resulting in proceeds to the Company of not less than $25,000,000 after deduction of underwriting discounts and commissions but before deduction of other expenses of issuance (an "IPO")):

    SECTION 5.01. Financial Information and Inspection Rights. Until the earlier of such time that the Company completes a firm commitment underwritten public offering of its securities under the Securities Acts or it is required to file reports with the Commission pursuant to the provisions of Section 15(d) of the Securities Exchange Act of 1934, as amended, it shall furnish to each Purchaser:

         (a) within 90 days after the end of each fiscal year, a consolidated balance sheet and related consolidated statements of income, stockholders, equity and cash flows, showing the financial position and results of operation of the Company and its consolidated Subsidiaries for the fiscal year then ended, prepared in accordance with GAAP and certified by a nationally recognized accounting firm selected by the board of directors of the Company and reasonably acceptable to the Purchasers;

         (b) within 45 days after the end of each quarter of each fiscal year a consolidated balance sheet and related consolidated statements of income, stockholders' equity and cash flows, showing the financial position and results of operations of the Company and its consolidated Subsidiaries, unaudited but prepared in accordance with GAAP, subject to normal year-end adjustments and the absence of notes, and certified by the Chief Financial Officer of the Company, or the principal accounting officer if the Company does not have a Chief Financial Officer, as being fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company, such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of income and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter (with comparisons to the Company's budget for such period), in each case, if available, with comparative statements for the prior fiscal year;

         (c) within 30 days after the end of each month of each fiscal year a consolidated balance sheet and related consolidated statements of income, stockholders' equity and cash flows, showing the financial position and results of operations of the Company and its consolidated Subsidiaries, unaudited but prepared in accordance with GAAP, subject to normal yearend adjustments and the absence of notes, and certified by the Chief Financial Officer of the Company, or the principal accounting officer if the Company does not have a Chief Financial Officer, as being fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month (with comparisons to the Company's budget for such period), in each case, if available, with comparative statements for the prior fiscal year;

         (d) within 60 days prior to the start of each fiscal year, consolidated capital and operating expense budgets (the "Budgets"), cash flow projections and income and loss projections for the Company in respect of such fiscal year and each of the two subsequent fiscal years and a projected consolidated balance sheet at the end of each year, all itemized in reasonable detail, and, promptly after preparation, any revisions to any of the foregoing, all of which will be in form and substance acceptable to the Purchasers;

         (e) at the time of delivery of each annual and quarterly statement pursuant to Section 5.01(a) and (b) hereof, a certificate executed by the Chief Financial Officer of the Company, or the principal accounting officer if the Company does not have a Chief Financial Officer, stating that he has reviewed this Agreement and the Charter and has no knowledge of any default by the Company in the performance or observance of any of the provisions of this Agreement or the Charter or, if such officer has such knowledge, specifying such default and the nature thereof;

         (f) at the time of delivery of each quarterly and monthly statement pursuant to Section 5.01(b) and (c) hereof, a brief management narrative report explaining all significant variances from forecasts and all significant current developments in staffing, marketing, sales and operations;

         (g) promptly following receipt by the Company, each audit response letter disclosing pending or threatened litigation or unasserted claims or assessments considered to be probable of assertion, any accountant's management letter and any other written report submitted to the Company by its independent public auditors in connection with an annual or interim audit of the books of the Company and its Subsidiaries;

         (h) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially adversely affect the Company or any Subsidiary, with copies of all pleadings filed in the same;

         (i) promptly upon sending, making available or filing the same, all press releases, reports, financial statements, returns and other material documents that the Company or any Subsidiary sends or makes available to its stockholders or directors or files with any governmental agency, including the Commission and the Internal Revenue Service;

         (j) promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company or any Subsidiary as the Purchasers reasonably may request;

         (k) within 10 days after the Company becoming aware thereof, notice of any default of any nature with respect to any loans, documents or instruments regarding indebtedness or leases to which the Company or any Subsidiary is a party; and

         (l) permit each Purchaser, or any authorized representative thereof, to visit and inspect the properties of the Company and its Subsidiaries, including their corporate and financial records, and to discuss their business and finances with officers, all at such reasonable times as may be requested by such Purchaser. Each Purchaser or representative thereof shall maintain the confidentiality of all information acquired by them in exercising such rights.

    SECTION 5.02. Net Worth Covenant. The Company shall at all times cause the amount by which the assets of the Company and its Subsidiaries exceed their liabilities ("Consolidated Net Worth"), determined on a consolidated basis in accordance with GAAP, to be greater than the sum of $8,000,000.

    SECTION 5.03. Acquisition Policy. The Company and its board of directors shall maintain a written policy articulating the goals and strategies of the Company with respect to acquisitions of dental practices or other businesses or entities, which policy shall be in all respects reasonably satisfactory to the Purchasers. The Company shall not materially deviate from the approved policy without the prior written approval of the Purchasers. A copy of that policy as in effect on the date of this Agreement is attached hereto as Exhibit F.

    SECTION 5.04. Reservation of Conversion Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the shares of the Class D Preferred Stock that are Convertible Preferred Stock and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of all shares of the Class D Preferred Stock that are Convertible Preferred Stock from time to time outstanding or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the shares of the Class D Preferred Stock or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of

Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the shares of the Class D Preferred Stock.

    SECTION 5.05. Corporate Existence. Except as contemplated hereunder, the Company shall maintain its corporate existence, rights and franchises in full force and effect.

    SECTION 5.06. Properties, Business, Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, as to its properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, and the Company shall use its best efforts to obtain and maintain key man term life insurance on the life of Lawrence F. Halpert in the amount of at least $3 million. All of such insurance shall be reasonably satisfactory in all respects to the Purchasers. The Company and its Subsidiaries shall not cause or permit any assignment or change in beneficiary and shall not borrow against any such policy.

    SECTION 5.07. Board of Directors. The Company shall use its best efforts to ensure that meetings of the Board are held at least once every two months. The Board shall consist of nine members.

    SECTION 5.08. Director Liability. The Company shall at all times maintain provisions in the Charter and its bylaws indemnifying all directors against liability and limiting the liability to the Company of all directors to the maximum extent permitted under the laws of the State of Maryland.

    SECTION 5.09. Proprietary Information Agreement. The Company shall use its best efforts to obtain a confidentiality agreement in form reasonably satisfactory to the Purchasers from all present and future officers and key employees who will have access to confidential information of the Company or any Subsidiary upon their employment by the Company or such Subsidiary.

    SECTION 5.10. Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders, including applicable environmental laws, noncompliance with which could have a Material Adverse Effect.

    SECTION 5.11. Keeping of Records and Books of Account. The Company shall keep, and shall cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company or such Subsidiary and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

    SECTION 5.12. Restrictive Agreements Prohibited. The Company shall not become a party to any agreement which by its terms restricts the Company's performance of this Agreement or the Stockholders' Agreement.

    SECTION 5.13. Negative Covenants. Except as set forth in this Agreement and the Stockholders' Agreement, the Company will not and will not permit any Subsidiary to:

         (a) redeem any shares of its capital stock or pay dividends or make any cash or other distributions to its stockholders, except dividends or other distributions on the shares of its Class D Preferred Stock, and except that this prohibition will not apply to distributions on capital stock of Subsidiaries provided that all of such capital stock is owned by the Company;

         (b) sell or otherwise dispose of any assets of the Company or any Subsidiary, except in the ordinary course of its business;

         (c) acquire any assets or other capital items during any fiscal year having an aggregate value in excess of the amounts budgeted for such year in the Budgets most recently delivered to the Purchasers;

         (d) make any acquisitions of dental practices or other businesses or entities except as contemplated by the Budgets for the period and by the acquisition policy most recently agreed to with the Purchasers pursuant to
Section 5.03;

         (e) except for transactions contemplated by this Agreement, enter into any transaction with any director, officer, employee or holder of more than 5% of the outstanding capital stock of any class or series of capital stock of the Company or any member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, except for transactions which are no less favorable than could be obtained with an independent third party in an arm's-length transaction and which are approved by a majority of the disinterested directors of the Company;

         (f) take any formal action by its board of directors or stockholders to merge or consolidate with another corporation or entity or dissolve or otherwise liquidate;

         (g) change the location or nature of its business operations, or invest any funds in any concern or entity not strictly related to its business;

         (h) alter its corporate structure so that a change of control occurs or make any loans (other than to a Subsidiary) or guarantees (except with respect to indebtedness of a Subsidiary) or enter into any joint ventures or invest in any partially owned Subsidiaries;

         (i) issue or sell any capital stock, options, convertible debt, or redeem the same, issue or grant any stock appreciation rights or other rights in or to stock (except (i) upon exercise of the Sardegna Options, (ii) upon exercise of options to purchase up to 302,214 shares of Common Stock pursuant to the Company's 1995 Equity Participation Plan, (iii) upon exercise of options (the "Grotech Options") granted to certain management employees of the Company to purchase up to 250,000 shares of Common Stock, which shares of Common Stock are currently registered in the name of Grotech Partners IV, L.P. ("Grotech IV") and have been reserved by Grotech IV for reissuance by the Company in connection with such stock option grants, and (iv) pursuant to any equity participation or incentive plan, stock option plan or arrangement or stock purchase plan of the Company established by the Company after the date hereof, provided that such plan or arrangement shall have been approved by the affirmative vote or written consent of twothirds or more of the entire Board of Directors of the Company and a majority or more of the Directors other than the General Directors (as defined in the Charter of the Company);

         (j) enter into any contracts not in the ordinary course of its business;

         (k) incur any indebtedness for money borrowed, other than (i) indebtedness incurred to finance short-term working capital needs and (ii) purchase money indebtedness (up to the amount of the purchase price or capital expenditure paid) incurred in connection with acquisitions of assets and capital expenditures and (iii) pursuant to the terms of that certain letter agreement dated as of June 3, 1997 by and among the Initial Purchasers and the Company relating to the refinancing or replacement of the NationsCredit Credit Facility (as defined therein)(hereinafter the "Refinancing Agreement") or fail to comply with or to perform its obligations under the Refinancing Agreement;

         (l)  terminate the employment agreement with Lawrence F. Halpert;

         (m) except as provided in the employment agreements between the Company and each of Lawrence F. Halpert and Carl J. Sardegna as in effect on the Closing Date (which agreements shall not be amended without the prior written consent of the Purchasers) and except for salary increases and bonuses to individuals in the ordinary course of business as recommended from time to time by a compensation committee of the Board (which committee will be maintained at all times and on which a member of the Board designated by the Purchasers will sit) and as approved by the Board, increase the salary of any management employee, or enter into any incentive compensation or other bonus arrangement with any employee;

         (n)  increase the size of the Board; or

         (o)  alter, amend or breach any provision of its Charter or bylaws.

No provision of this Section 5.13 will prohibit the Company from taking such steps as are necessary in connection with the successful completion of an IPO.

    SECTION 5.14. Articles of Amendment. Between the date hereof and the Initial Closing Date, the Company shall adopt and approve the Articles of Amendment and shall cause such Articles to be accepted for filing with the SDAT.

    SECTION 5.15. Amendment of Terms of Preferred Stock Purchase Agreements. Effective immediately upon the consummation of the Initial Closing, the terms of the Preferred Stock Purchase Agreement dated as of July 18, 1995 by and between the Corporation and Grotech IV and Merchant Partners, L.P. relating to the purchase and sale of the Class A Preferred Stock and the Preferred Stock Purchase Agreement dated as of June 27, 1996, by and between the Company and Morgan Stanley Venture Capital Fund II Annex, L.P. and Morgan Stanley Venture Investors Annex, L.P. relating to the purchase and sale of the Class C Preferred Stock of the Company (the "Prior Preferred Stock Purchase Agreements") shall be amended, such that the following sentence which currently appears in Section 5.13 of each such agreement following subsection (o) of such section shall be deleted from each such agreement and no longer applicable:

         "Notwithstanding the foregoing, the Company will be permitted to enter into any transaction that would otherwise be prohibited by this Section 5.13 if, as a result thereof, all of the shares of the Class [A][C] Preferred Stock and Conversion Shares then held by the Purchasers would be purchased or redeemed for cash and for the amount that would provide to the Purchasers a compounded internal rate of return of at least (i) 60% if such transaction occurs on or before the first anniversary of the Closing Date, (ii) 50% if such transaction occurs after the first anniversary of the Closing Date and on or before the second anniversary thereof, and (iii) forty percent if such transaction occurs after the second anniversary of the Closing Date. For purposes of calculating the applicable rate of return, a year of twelve (12) 30day months will be used with monthly compounded."

    SECTION 5.16. Agreement to Vote Class B Shares. In consideration of the agreement of the Company to amend the provisions of the Prior Preferred Stock Purchase Agreements pursuant to the provisions of Section 5.15 above, Grotech IV and Grotech Partners III, L.P. hereby agree to vote for the election or removal of directors of the Company all of the shares of the Class B Preferred Stock of the Company held by them from time to time as directed by Lawrence F. Halpert, or his designee; provided however, that (i) such agreement shall be limited to voting upon the election or removal of directors only and shall not be applicable with respect to any other matter as to which the holders of the Class B Preferred Stock may be entitled to vote, (ii) such agreement shall terminate on the earlier of the initial public offering of any securities of the Company or December 31, 2002, and (iii) such agreement shall not be applicable at any time that holders of the Class B Preferred Stock shall be permitted by Section 2 of Article Sixth of the Articles of Amendment and Restatement to vote for the election or removal of directors.

                                      ARTICLE VI

                                    MISCELLANEOUS

    SECTION 6.01. Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated, provided, however, (i) that, if a Closing shall occur, the Company shall, at each Closing, pay the (a) the reasonable fees and disbursements of counsel to each of the Initial Purchasers in accordance with Section 4.01(i) and (b) the reasonable out-of-pocket expenses of the Purchasers.

    SECTION 6.02. Survival of Agreements. All covenants, agreements, representations and warranties made herein, in the Stockholders' Agreement or in any certificate or instrument delivered to the Purchasers pursuant to or in connection with this Agreement or the Stockholders' Agreement shall survive the execution and delivery of this Agreement, the Stockholders' Agreement, the issuance, sale and delivery of the shares of the Class D Preferred Stock, and the issuance and delivery of the Conversion Shares, and all statements contained in any certificate or other instrument delivered by the Company hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by the Company.

    SECTION 6.03. Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

    SECTION 6.04. Parties in Interest. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting the Purchasers shall inure to the benefit of any and all subsequent holders from time to time of the shares of the Class D Preferred Stock or the Conversion Shares.

    SECTION 6.05. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally,
(ii) mailed by certified or registered mail, return receipt requested and postage prepaid,

(iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing to the recipient, in each case as follows:

         (a)  If to the Company:

              Lawrence F. Halpert, Chairman
              DentalCo, Inc.
              Lake Falls Professional Building
              6115 Falls Road
              Baltimore, Maryland  21209
              Facsimile No.:  (410) 560-1910

              with a copy to:

              Wilbert H. Sirota
              Piper & Marbury L.L.P.
              36 South Charles Street
              Baltimore, Maryland  21201
              Facsimile No.:  (410) 576-1700
              and

         (b)  If to the Purchasers:

              M. Fazle Husain
              Morgan Stanley Venture Partners L.P.
              1221 Avenue of the Americas
              New York, New York  10020
              Facsimile No.:  (212) 703-8957

              with a copy to:

              Othon A. Prounis
              Reboul, MacMurray, Hewitt, Maynard & Kristol
              45 Rockefeller Plaza
              New York, New York  10111
              Facsimile No.:  (212) 841-5725

              and

              Hugh A. Woltzen
              Grotech Capital Group IV, L.P.
              9690 Deereco Road, Suite 800
              Timonium, Maryland   21093
              Facsimile No.: (410) 560-1910

              with a copy to:

              J. W. Thompson Webb
              Miles & Stockbridge
              10 Light Street
              Baltimore, Maryland   21202
              Facsimile No.:  (410) 385-3700

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

    SECTION 6.06. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to its conflicts of laws provisions.

    SECTION 6.07. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, together with the Stockholders' Agreement and other agreements referenced by this Agreement, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

    SECTION 6.08. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

    SECTION 6.09. Amendments and Waivers. Except to the extent that Subsequent Purchasers shall become parties hereto pursuant to the execution of a Stock Purchase Supplement in accordance with Section 1.02(b) hereof, this Agreement may not be amended or modified accept in writing signed by all parties hereto. Notwithstanding the foregoing, it is the Agreement of the parties that compliance by the Company with the provisions set forth in
Article IV of this Agreement may be waived on behalf of all Purchasers provided that any such waiver is set forth in writing and signed by the holders of at least two-thirds of the shares of Common Stock issued or issuable upon conversion of the shares of the Class D Preferred Stock and by each of the Initial Purchasers.

    SECTION 6.10. Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

    SECTION 6.11. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

    SECTION 6.12. Recitals. The Recitals hereto are specifically made a part of this Agreement.

    SECTION 6.13. Knowledge. References in this Agreement to the best of the Company's knowledge shall mean the actual knowledge of any officer or director of the Company after reasonable inquiry of the officers and directors of the Subsidiaries and the Affiliates or the knowledge which an officer or director of the Company would reasonably be expected to have given his position and duties.

    *    *    *    *    *    *    *    *    *    *    *    *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                              DENTALCO, INC.


                              By: /s/ LAWRENCE F. HALPERT  (SEAL)
                                  -----------------------
                                  Dr. Lawrence F. Halpert, Chairman



                              GROTECH PARTNERS IV, L.P.
                              By:  GROTECH CAPITAL GROUP IV, LLC,
                                     GENERAL PARTNER


                              By: /s/ HUGH A. WOLTZEN       (SEAL)
                                  -----------------------
                                  Hugh A. Woltzen, Managing Director



                              GROTECH PARTNERS III, L.P.
                              GROTECH III COMPANION FUND, L.P.
                              GROTECH III PENNSYLVANIA FUND, L.P.
                              By:  GROTECH CAPITAL GROUP, INC.,
                                     GENERAL PARTNER


                              By: /s/ HUGH A. WOLTZEN       (SEAL)
                                  -----------------------
                                  Hugh A. Woltzen, Managing Director


                          {signatures continued on following pages}

                              MORGAN STANLEY VENTURE CAPITAL
                                FUND II, L.P.
                              By:  MORGAN STANLEY VENTURE PARTNERS II, L.P.,
                                     GENERAL PARTNER
                              By:  MORGAN STANLEY VENTURE CAPITAL II, INC.,
                                     MANAGING PARTNER



                              By: /s/ M. FAZLE HUSAIN       (SEAL)
                                  ----------------------
                                  Name:  M. Fazle Husain
                                  Title: General Partner


                              MORGAN STANLEY VENTURE INVESTORS
                                ANNEX, L.P.
                              By:  MORGAN STANLEY VENTURE PARTNERS II, L.P.,
                                     GENERAL PARTNER
                              By:  MORGAN STANLEY VENTURE CAPITAL II, INC.,
                                     MANAGING GENERAL PARTNER



                              By: /s/ M. FAZLE HUSAIN       (SEAL)
                                  ----------------------
                                  Name:  M. Fazle Husain
                                  Title: General Partner

                          ACKNOWLEDGMENT AND AGREEMENT


     The undersigned, on behalf of Merchant Partners, L.P. ("Merchant"), the holder of 441,705 shares of the Class A Preferred Stock of the Company, hereby joins in and executes the foregoing Agreement solely for the purposes of evidencing the acknowledgment of Merchant of the provisions of Section
5.15 thereof and its agreement to the amendments to the Prior Preferred Stock Purchase Agreement referred to therein and for no other purpose.


                              MERCHANT PARTNERS, L.P.

                              By: Merchant Advisors, L.P.
                                  General Partner

                              By: Merchant Development Corp.,
                                  General Partner

                              By: /s/ RAYMOND BANK         (SEAL)
                                  -----------------------
                                  Raymond Bank
                                  President